AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 2002
                                              REGISTRATION NO. 333-_____________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
--------------------------------------------------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------
                         TRIANGLE PHARMACEUTICALS, INC.
             (Exact name of Registrant as Specified in Its Charter)

                  Delaware                                56-1930728
       (State or Other Jurisdiction of                 (I.R.S. Employer
       Incorporation or Organization)                Identification No.)

--------------------------------------------------------------------------------
                               4 University Place
                              4611 University Drive
                          Durham, North Carolina, 27707
                                 (919) 493-5980
   (Address, Including Zip Code, And Telephone Number, Including Area Code, Of
                    Registrant's Principal Executive Offices)
--------------------------------------------------------------------------------
                                 Daniel G. Welch
                      Chairman and Chief Executive Officer
                         TRIANGLE PHARMACEUTICALS, INC.
                               4 University Place
                              4611 University Drive
                          Durham, North Carolina 27707
                                 (919) 493-5980
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)
--------------------------------------------------------------------------------
                                    COPY TO:
                              Rachel Mandell, Esq.
                            Senior Corporate Counsel
                         TRIANGLE PHARMACEUTICALS, INC.
                               4 University Place
                              4611 University Drive
                          Durham, North Carolina 27707
                                 (919) 493-5980
--------------------------------------------------------------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|



                         CALCULATION OF REGISTRATION FEE
------------------------------ --------------------- --------------------------- --------------------------- --------------------
                                                                                      PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF          AMOUNT TO BE      PROPOSED MAXIMUM OFFERING       AGGREGATE OFFERING           AMOUNT OF
 SECURITIES TO BE REGISTERED      REGISTERED (1)       PRICE PER SHARE (1)(2)             PRICE(2)            REGISTRATION FEE
============================== ===================== =========================== =========================== ====================
============================== ===================== =========================== =========================== ====================
Common Stock, $0.001 par
value per share (3)
------------------------------ --------------------- --------------------------- --------------------------- --------------------
Preferred Stock, $0.001 par
value per share (4)
------------------------------ --------------------- --------------------------- --------------------------- --------------------
------------------------------ --------------------- --------------------------- --------------------------- --------------------
         Total                                                                        $ 80,000,000 (5)           $ 7,360.00
------------------------------ --------------------- --------------------------- --------------------------- --------------------


(1) Not specified as to each class of securities pursuant to Form S-3 General Instruction II(D).
(2) To be determined from time to time by the registrant in connection with the issuance by the registrant of any securities registered hereunder.
(3) We will issue one right to purchase one share of our junior participating preferred stock as a dividend on each share of our common stock being registered. The rights initially are attached to and trade with the shares of our common stock being registered. Value attributable to these rights, if any, is reflected in the market price of our common stock.
(4) In addition to the securities issued directly under this registration statement, we are registering an indeterminate number of shares of common stock and preferred stock as may be issued upon conversion or exchange of the preferred stock issued directly under this registration statement. No separate consideration will be received for any shares of common stock or preferred stock so issued upon conversion or exchange.
(5) This figure is an estimate solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

The registrant hereby amends this registration statement on such date as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 2002

         The information in this prospectus is not complete and may be changed. We will not sell any securities covered by this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                                   $80,000,000

                         TRIANGLE PHARMACEUTICALS, INC.

                                  COMMON STOCK
                                 PREFERRED STOCK
                                 ---------------


         We may sell up to $80,000,000 aggregate purchase price of shares of common stock and preferred stock under this prospectus.

         We will provide the specific terms for any offering of securities in supplements to this prospectus. We may also update or change information in this prospectus in a prospectus supplement. You should read this prospectus and any supplement carefully before you invest.

         Our common stock is listed on the Nasdaq National Market under the symbol "VIRS." On September 19, 2002, the last reported sale price for the common stock was $3.22 per share.

         No trading market currently exists for our preferred stock.

         INVESTING IN OUR SECURITIES INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT SOME IMPORTANT RISKS YOU SHOULD CONSIDER BEFORE BUYING ANY OF OUR SECURITIES.

         THIS PROSPECTUS MAY NOT BE USED TO COMPLETE SALES OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------



               The date of this prospectus is September ___, 2002

                                TABLE OF CONTENTS

                                                                                                               PAGE

I.       OUR BUSINESS.............................................................................................3

II.      RISK FACTORS.............................................................................................3

III.     FORWARD-LOOKING STATEMENTS..............................................................................16

IV.      ABOUT THIS PROSPECTUS...................................................................................17

V.       USE OF PROCEEDS.........................................................................................17

VI.      SECURITIES WE MAY OFFER.................................................................................17

VII.     DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK.........................................................17

VIII.    PLAN OF DISTRIBUTION....................................................................................21

IX.      LEGAL MATTERS...........................................................................................23

X.       EXPERTS.................................................................................................23

XI.      WHERE YOU CAN FIND MORE INFORMATION.....................................................................23

XII.     INFORMATION INCORPORATED BY REFERENCE...................................................................23



         You should rely only on the information in this prospectus or information we have referred to in this prospectus. We have not authorized anyone to provide you with information that is different. You must not rely on any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement as if we had authorized it. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is accurate on the date of this prospectus and may become obsolete later.

I.       OUR BUSINESS

         We develop new drug candidates primarily in the antiviral area, with a particular focus on therapies for HIV, including AIDS, and the hepatitis B virus. Our goal is to capitalize on our management team's expertise, as well as on advances in virology and immunology, to identify, develop and commercialize new drug candidates that can be used alone or in combination to treat serious diseases.

         Triangle was incorporated in Delaware in July 1995. Our principal executive offices are located at 4 University Place, 4611 University Drive, Durham, North Carolina 27707, and our telephone number is (919) 493-5980.

II.      RISK FACTORS

         Investing in our securities involves risk. Please carefully consider the risks described below before making an investment decision. The occurrence of any of the events or circumstances described in this section could impair our business or financial condition and cause the trading price of our common stock to decline. You may lose all or part of your investment as a result.

ALL OF OUR DRUG CANDIDATES ARE IN DEVELOPMENT AND WE MAY NEVER SUCCESSFULLY COMMERCIALIZE THEM.

         Some of our drug candidates are at an early stage of development and all of our drug candidates will require expensive and lengthy testing and regulatory clearances before we may commercialize them. We do not expect any of our drug candidates to be commercially available before the year 2003. There are many reasons that we may fail in our efforts to develop or commercialize our drug candidates, including that:

         o our drug candidates may be ineffective, toxic or may not receive regulatory clearances,
         o our drug candidates may be too expensive to manufacture or market or may not achieve broad market acceptance,
         o third parties may hold proprietary rights that preclude us from developing or marketing our drug candidates, or
         o    third parties may market equivalent or superior products.

         The success of our business depends on our ability to successfully develop and market our drug candidates.

WE HAVE INCURRED LOSSES SINCE INCEPTION AND MAY NEVER ACHIEVE PROFITABILITY.

         We formed Triangle in July 1995 and have incurred losses since our inception. At June 30, 2002, our accumulated deficit was $423.6 million. Our historical costs relate primarily to the acquisition and development of our drug candidates and selling, general and administrative costs. We have not generated any revenue from the sale of our drug candidates to date, and do not expect to do so before the year 2003. In addition, we expect annual losses to continue over the next several years as a result of our drug development and commercialization efforts. To become profitable, we must successfully develop and obtain regulatory approval for our drug

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candidates and effectively manufacture, market and sell any products we develop.
We may never generate significant revenue or achieve profitability.

IF WE NEED ADDITIONAL FUNDS AND ARE UNABLE TO RAISE THEM, WE WILL HAVE TO CURTAIL OR CEASE OPERATIONS.

         Our drug development programs and our efforts to commercialize our drug candidates require substantial working capital, including expenses for:

         o   preclinical testing,
         o   chemical synthetic scale-up,
         o   manufacture of drug substance for clinical trials,
         o   toxicology studies,
         o   clinical trials of drug candidates,
         o   sales and marketing,
         o   payments to our licensors, and
         o   potential commercial launch of our drug candidates.

         Our future working capital needs will depend on many factors, including:

         o the progress, magnitude and success of our drug development programs,
         o   the scope and results of preclinical testing and clinical trials,
         o   the cost, timing and outcome of regulatory submissions and reviews,
         o the costs under current and future license agreements for our drug candidates, including the costs of obtaining and enforcing patent protection for our drug candidates,
         o   the costs of acquiring any additional drug candidates,
         o   the out-licensing of existing drug candidates,
         o   the rate of technological advances by us and other companies,
         o   the commercial potential of our drug candidates,
         o   the magnitude of our administrative and legal expenses,
         o   the costs of establishing sales and marketing functions, and
         o the costs of establishing third party arrangements for manufacturing.

         We have incurred negative cash flow from operations since we incorporated Triangle and do not expect to generate positive cash flow from our operations for at least the next several years. We believe that our existing cash, cash equivalents and investments will be adequate through the second quarter of 2003. We expect that we will need additional future financings to fund our operations. We may not be able to obtain adequate financing to fund our operations, any additional financing we obtain may be on terms that are not favorable to us and we may not be able to access the lines of credit made available to us by Abbott Laboratories. In addition, any future financings could substantially dilute our stockholders. If adequate funds are not available, we will be required to delay, reduce or eliminate one or more of our drug development programs or to enter into new collaborative arrangements on terms that may not be favorable to us. These collaborative arrangements or modifications could result in the transfer of valuable rights to third parties. In addition, we may acquire technologies and drug candidates that would increase our working capital requirements.

PROJECTED DEVELOPMENT COSTS ARE DIFFICULT TO ESTIMATE AND MAY CHANGE FREQUENTLY PRIOR TO REGULATORY APPROVAL.

         While all new compounds require standard regulated phases of testing, the actual type and scope of testing can vary significantly among different drug candidates which may result in significant disparities in the total costs required to complete the respective development programs.

         The number and type of studies that may be required by the Food and Drug Administration, FDA, for a particular compound are based on the compound's clinical profile compared to existing therapies for the targeted patient population. Factors that affect the costs of a clinical trial include:

         o the number of patients required to participate in clinical trials to demonstrate statistical significance for a drug's safety and efficacy,
         o the time required to enroll the targeted number of patients in clinical trials, which may vary depending on the size and availability of the targeted patient population and the perceived benefit to study participants, and
         o the number and type of required laboratory tests supporting clinical trials.

         Other activities required before submitting a New Drug Application include regulatory preparation for submission, biostatistical analyses, scale-up synthesis, and the production of a required amount of commercial grade drug product inventory which meets current Good Manufacturing Practice standards.

         In addition, ongoing development programs and associated costs are subject to frequent, significant and unpredictable changes due to a number of factors, including:

         o data collected in preclinical or clinical studies may prompt significant changes or enhancements to an ongoing development program,
         o the FDA may direct the sponsor to change or enhance its ongoing development program based on developments in the testing of similar compounds or related compounds,
         o unexpected regulatory requirements or interim reviews by regulatory agencies may cause delays or changes to development programs, and
         o anticipated manufacturing costs may change significantly due to required changes in manufacturing processes or variances from anticipated manufacturing process yields.

BECAUSE WE MAY NOT SUCCESSFULLY COMPLETE CLINICAL TRIALS REQUIRED FOR REGULATORY APPROVAL OF OUR DRUG CANDIDATES, OUR BUSINESS MAY NEVER ACHIEVE PROFITABILITY.

         No regulatory authority has approved any of our drug candidates. To obtain regulatory approvals needed for the sale of our drug candidates, we must demonstrate through preclinical testing and clinical trials that each drug candidate is safe and effective. The clinical trial process is complex and uncertain and the regulatory environment varies widely from country to country.

Positive results from preclinical testing and early clinical trials do not ensure positive results in pivotal clinical trials. Many companies in our industry have suffered significant setbacks in pivotal clinical trials, even after promising results in earlier trials. Any of our drug candidates may produce undesirable side effects in humans. These side effects, or side effects from other drugs in a trial, could cause us or regulatory authorities to interrupt, delay or halt clinical trials of a drug candidate, or could result in regulatory authorities refusing to approve the drug candidate for any and all targeted indications. We, the FDA, or foreign regulatory authorities may suspend or terminate clinical trials at any time if we or they believe the trial participants face unacceptable health risks. Our clinical development program for amdoxovir was placed on partial clinical hold by the FDA as a result of concern about possible side effects called lenticular opacities. Lenticular opacities occur in approximately 40% of the population over 50 years old. The extent to which amdoxovir increased the occurence of lenticular opacities in patients receiving amdoxovir, if at all, is unknown. Patients in clinical studies who are benefiting from amdoxovir may continue on treatment. New studies involving patients who have failed other treatments which contained a drug from each currently approved class of anti-HIV medications and require amdoxovir in their regimens may also proceed. Discussions with the FDA regarding the partial hold are ongoing.

CLINICAL TRIALS MAY TAKE LONGER TO COMPLETE AND COST MORE THAN WE EXPECT, WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO COMMERCIALIZE DRUG CANDIDATES AND ACHIEVE PROFITABILITY.

         Clinical trials are lengthy and expensive. They require adequate supplies of drug substance and sufficient patient enrollment. Patient enrollment is a function of many factors, including:

         o    the size of the patient population,
         o    the nature of the protocol,
         o    the proximity of patients to clinical sites,
         o    the eligibility criteria for the clinical trial, and
         o    the perceived benefit of participating in a clinical trial.

         Delays in patient enrollment can result in increased costs and longer development times. Even if we successfully complete clinical trials, we may not be able to submit any required regulatory submissions in a timely manner and we may not receive regulatory approval for the drug candidate. In addition, if the FDA or foreign regulatory authorities require additional clinical trials we could face increased costs and significant development delays.

         We conduct clinical trials in many countries around the world and are subject to the risks and uncertainties of doing business internationally. Disruptions in communication and transportation, changes in governmental policies, civil unrest and currency exchange rates may affect the time and costs required to complete clinical trials in other countries.

         Changes in regulatory policy or new regulations could also result in delays or rejections of our applications for approval of our drug candidates. Drug candidates designated as "fast track" products may not continue to qualify for expedited review. Even though some of our drug candidates have qualified for expedited review, the FDA may not approve them at all or any sooner than other drug candidates that do not qualify for expedited review.

IF WE OR OUR LICENSORS ARE NOT ABLE TO OBTAIN AND MAINTAIN ADEQUATE PATENT PROTECTION FOR OUR DRUG CANDIDATES, WE MAY BE UNABLE TO COMMERCIALIZE OUR DRUG CANDIDATES OR PREVENT OTHER COMPANIES FROM USING OUR TECHNOLOGY IN COMPETITIVE PRODUCTS.

         Our success will depend on our ability and the ability of our licensors to obtain and maintain patents and proprietary rights for our drug candidates and to avoid infringing the proprietary rights of others, both in the United States and in foreign countries. We have no patents solely in our own name and we have a small number of patent applications of our own pending. We have several patents and patent applications which are jointly owned with other entities. We have licensed, or have an option to license, patents, patent applications and other proprietary rights from third parties for each of our drug candidates. If we breach our licenses, we may lose rights to important technology and drug candidates.

         Our patent position on some of our drug candidates, like that of many pharmaceutical companies, is uncertain and involves complex legal and factual questions for which important legal principles are unresolved. We may not develop or obtain rights to products or processes that are patentable. Even if we do obtain patents, they may not adequately protect the technology we own or have licensed. In addition, others may challenge, seek to invalidate, infringe or circumvent any patents we own or license. If they do so successfully, rights we receive under those patents may not provide competitive advantages to us. Further, the manufacture, use or sale of our products or processes may infringe the patent rights of others.

         Several pharmaceutical and biotechnology companies, universities and research institutions have filed patent applications or received patents that cover our technologies or technologies similar to ours. Others have filed patent applications and received patents that conflict with patents or patent applications we own or have licensed, either by claiming the same methods or compounds or by claiming methods or compounds that could dominate those owned by or licensed to us. In addition, we may not be aware of all patents or patent applications that may impact our ability to make, use or sell any of our drug candidates. For example, United States patent applications are confidential while pending in the Patent and Trademark Office, and patent applications filed in foreign countries are often first published six months or more after filing. Any conflicts resulting from third party patent applications and patents could significantly reduce the coverage of our patents and limit our ability to obtain meaningful patent protection. If other companies obtain patents with conflicting claims, we may be required to obtain licenses to these patents or to develop or obtain alternative technology. We may not be able to obtain any license on acceptable terms or at all. Any failure to obtain licenses could delay or prevent us from pursuing the development or commercialization of our drug candidates, which would adversely affect our ability to achieve profitability.

         AMDOXOVIR (FORMERLY KNOWN AS DAPD)

         On August 30, 2002, we entered into a Settlement and Exclusive License Agreement with Shire Pharmaceuticals, plc, Emory University and the University of Georgia Research Foundation, in which Shire granted an exclusive royalty bearing license to Emory and the University of Georgia covering Shire's patent rights in amdoxovir, that will be exclusively sublicensed to us. The agreement provides that we will pay Shire a royalty on sales of amdoxovir and we will be able to rely on and enforce the Shire patents as well as the Emory and the University of Georgia patents against third party infringers of claims covering amdoxovir.

         We simultaneously entered into an agreement with Emory and the University of Georgia that reduces the royalty to Emory and the University of Georgia on all sales of amdoxovir. In addition, Shire agreed to withdraw all adversarial proceedings against Emory's and the University of Georgia's patent rights covering amdoxovir and Emory agreed to withdraw all adversarial proceedings against Shire's patent rights covering amdoxovir. Emory, the University of Georgia and Triangle also agreed to grant Shire an exclusive license to their respective patent rights in Shire's drug development candidate, BCH-13520. BCH-13520 is structurally similar to amdoxovir and, if approved, BCH-13520 is expected to directly compete with amdoxovir in the HIV market.

         IMMUNOSTIMULATORY SEQUENCE PRODUCT CANDIDATES

         In March 2000, we entered into a licensing and collaborative agreement with Dynavax Technologies Corporation to develop immunostimulatory polynucleotide sequence product candidates for the prevention and/or treatment of serious viral diseases, which became effective in April 2000. Immunostimulatory sequences, ISS, are polynucleotides which stimulate the immune system, and could potentially be used in combination with our small molecule product candidates to increase the body's ability to defend against viral infection.

         There are a number of companies which have patent applications and issued patents, both in the United States and in other countries, that cover ISS and their uses. Coley Pharmaceuticals, Inc. has filed several patent applications in this area and has in addition exclusively licensed a number of patent applications on this subject from the University of Iowa and Isis Pharmaceuticals, Inc. A number of these patent applications have been issued. A number of companies have also filed patent applications and have or are expected to receive patents on a number of polynucleotides and methods for their use and manufacture. These patents, if granted, could prevent us from making, using or selling any ISS that is covered by a patent issued to a third party unless we obtain a license from that party which may not be available on acceptable terms or at all.

         With respect to any of our drug candidates, litigation, patent opposition and adversarial proceedings, including the currently pending proceedings, could result in substantial costs to us. The costs of the currently pending proceedings are significant and may increase significantly during the next several years. We anticipate that additional litigation and/or proceedings will be initiated to enforce any patents we own or license, or to determine the scope, validity and enforceability of our or other parties' proprietary rights and the priority of an invention. Any of these activities could result in substantial costs and/or delays to us. The outcome of any of these proceedings may significantly affect our rights to develop and commercialize drug candidates and technology.

         United States patents carry a presumption of validity and generally can be invalidated only through clear and convincing evidence. A court or administrative body may not hold our licensed patents valid or may not find an alleged infringer to be infringing. Further, the license

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and option agreements with Emory, the University of Georgia and Dynavax provide that each of these licensors is primarily responsible for any patent prosecution activities, such as litigation, patent conflict proceeding, patent opposition or other actions, for the technology licensed to us. These agreements also provide that we generally must reimburse these licensors for the costs they incur in performing these activities. Similarly, Yale University and the University of Georgia, the licensors of clevudine to Bukwang Pharm. Ind. Co., Ltd., are primarily responsible for patent prosecution activities with respect to clevudine at our expense. As a result, we generally do not have the ability to institute or determine the conduct of any patent proceedings unless our licensors elect not to institute or to abandon the proceedings. If our licensors elect to institute and prosecute patent proceedings, our rights will depend in part on the manner in which these licensors conduct the proceedings. In any proceedings they elect to initiate and maintain, these licensors may not vigorously pursue or defend or may decide to settle on terms that are unfavorable to us. An adverse outcome of these proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using technology, any of which could adversely affect our business. Moreover, the mere uncertainty resulting from the initiation and continuation of any technology related litigation or adversarial proceeding could adversely affect our business pending resolution of the disputed matters.

BECAUSE WE MAY NOT BE ABLE TO MAINTAIN THE CONFIDENTIALITY OF OUR TRADE SECRETS AND KNOW-HOW, WE MAY LOSE A COMPETITIVE ADVANTAGE.

         We also rely on unpatented trade secrets and know-how to maintain our competitive position, which we seek to protect, in part, by confidentiality agreements with employees, consultants and others. These parties may breach or terminate these agreements, and we may not have adequate remedies for any breach. Our trade secrets may also be independently discovered by competitors. We rely on technologies to which we do not have exclusive rights or which may not be patentable or proprietary and may be available to competitors. We have filed applications for, but have not obtained, trademark registrations for various marks in the United States and other jurisdictions. We have received U.S. trademark registrations for our corporate name and our corporate name and logo, as well as the mark Coviracil(R). We have received a Canadian trademark registration for the mark Coviracil(R). We have also received a registration in the European Union for our corporate logo. Our application in the European Union for the mark Coviracil(TM) has been denied by the Office for Harmonization in the Internal Market; however, we are in the process of filing an appeal with this office. If our appeal is not granted, we will need to adopt a different product name for emtricitabine in Europe. Several other companies use trade names that are similar to our name for their businesses. If we are unable to obtain any licenses that may be necessary for the use of our corporate name, we may be required to change our name. Our management personnel were previously employed by other pharmaceutical companies. The prior employers of these individuals may allege violations of trade secrets and other similar claims relating to their drug development activities for us.

THE COSTS AND TIME REQUIRED TO COMPLY WITH EXTENSIVE GOVERNMENT REGULATIONS COULD PREVENT OR DELAY THE COMMERCIALIZATION OF OUR DRUG CANDIDATES.

         In addition to preclinical testing, clinical trials and other approval procedures for human pharmaceutical products, we are subject to numerous domestic and international regulations

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covering the development, registration, and commercialization of pharmaceutical products. These regulations affect:

         o    manufacturing,
         o    safety,
         o    labeling,
         o    storage,
         o    record keeping,
         o    reporting, and
         o    marketing and promotion.

         We must also comply with regulations governing non-clinical and clinical laboratory practices, safe working conditions, and the use and disposal of hazardous substances, including radioactive compounds and infectious disease agents we use in connection with our development work. The requirements vary widely from country to country and some requirements may vary from state to state in the United States. We expect the process of obtaining these approvals and complying with appropriate government regulations to be time consuming and expensive. Even if our drug candidates receive regulatory approval, we may still face difficulties in marketing and manufacturing those drug candidates. Any approval may be contingent on postmarketing studies or other conditions. The approval of any of our drug candidates may limit the indicated uses of the drug candidate. A marketed product, its manufacturer and the manufacturer's facilities are subject to continual review and periodic inspections. The discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in:

         o    fines,
         o    suspended regulatory approvals,
         o    refusal to approve pending applications,
         o    refusal to permit exports from the United States,
         o    product recalls,
         o    seizure of products,
         o    injunctions,
         o    operating restrictions, and
         o    criminal prosecutions.

         In addition, adverse clinical results by others could negatively impact the development and approval of our drug candidates. Some of our drug candidates are intended for use as combination therapy with one or more other drugs, and adverse safety, effectiveness or regulatory developments in connection with the other drugs will also have an adverse effect on our business.

INTENSE COMPETITION MAY RENDER OUR DRUG CANDIDATES NONCOMPETITIVE OR OBSOLETE.

         We are engaged in segments of the drug industry that are highly competitive and rapidly changing. Any of our current drug candidates that we successfully develop will compete with numerous existing therapies. In addition, many companies are pursuing novel drugs that target

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the same diseases we are targeting. We believe that a significant number of drugs are currently under development and will become available in the future for the treatment of HIV and hepatitis B. We anticipate that we will face intense and increasing competition as new products enter the market and advanced technologies become available. Our competitors' products may be more effective, or more effectively marketed and sold, than any of our products. Competitive products may render our products obsolete or noncompetitive before we can recover the expenses of developing and commercializing our drug candidates. Furthermore, the development of a cure or new treatment methods for the diseases we are targeting could render our drug candidates noncompetitive, obsolete or uneconomical. Many of our competitors:

         o have significantly greater financial, technical and human resources than we have and may be better equipped to develop, manufacture and market products,
         o have extensive experience in preclinical testing and clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products, and
         o have products that have been approved or are in late stage development and operate large, well-funded research and development programs.

         Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. Academic institutions, governmental agencies and other public and private research organizations are also becoming increasingly aware of the commercial value of their inventions and are more actively seeking to commercialize the technology they have developed.

         If we successfully develop and obtain approval for our drug candidates, we will face competition based on many factors including:

         o    the safety and effectiveness of our products,
         o    the timing and scope of regulatory approvals,
         o    the availability of supply,
         o    marketing and sales capability,
         o    reimbursement coverage,
         o    price, and
         o    patent position.

         Our competitors may develop or commercialize more effective or more affordable products, or obtain more effective patent protection, than we do. Accordingly, our competitors may commercialize products more rapidly or effectively than we do, which could hurt our competitive position.

IF OUR LICENSORS TERMINATE THEIR AGREEMENTS WITH US, WE COULD LOSE OUR RIGHTS TO OUR DRUG CANDIDATES.

         We have licensed or obtained an option to license our drug candidates under agreements with our licensors. These agreements permit our licensors to terminate the agreements in circumstances such as our failure to achieve development milestones or the occurrence of an

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uncured material breach by us. The termination of any of these agreements would result in the loss of our rights to a drug candidate. On the termination of our license agreements, we are required to return the licensed technology to our licensors. In addition, most of these agreements provide that we generally must reimburse our licensors for the costs they incur in performing any patent prosecution activities such as litigation, patent conflict, patent opposition or other actions, for the technology licensed to us. We believe that these costs as well as other costs under our license and option agreements will be substantial and may increase significantly during the next several years. Our inability or failure to pay any of these costs with respect to any drug candidate could result in the termination of the license or option agreement for the drug candidate.

IF WE ARE NOT ABLE TO SUCCESSFULLY MANUFACTURE OUR DRUG CANDIDATES, OUR BUSINESS MAY NEVER ACHIEVE PROFITABILITY.

         We do not have any internal manufacturing capacity and we rely on third party manufacturers for the manufacture of all of our clinical trial and commercial material. We plan to use our existing relationships and to establish relationships with additional third party manufacturers for products that we develop. For instance, Abbott has agreed to manufacture an initial quantity of Coviracil, assist us in the transfer of the Coviracil manufacturing process to another third party and provide auxiliary manufacturing capability for Coviracil upon our request. We will need to enter into additional arrangements for future production of products. We may be unable to establish or maintain relationships with manufacturers on acceptable terms, and manufacturers may be unable to manufacture products in commercial quantities on a cost effective basis for all of our products. Our dependence on third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and commercialize products on a timely and competitive basis. Further, third party manufacturers may encounter manufacturing or quality control problems in manufacturing our products and may be unable to maintain the necessary governmental licenses and approvals to continue manufacturing our products.

BECAUSE WE NEED TO ESTABLISH OR OBTAIN ADDITIONAL SALES AND MARKETING RESOURCES AND CAPABILITIES, WE MAY BE UNABLE TO SUCCESSFULLY MARKET, SELL OR DISTRIBUTE PRODUCTS WE DEVELOP.

         We do not have an established sales force to market and distribute any products we successfully develop. We will have to develop a sales force and/or rely on arrangements with third parties for the marketing, distribution and sale of our products. We may be unable to establish marketing or sales capabilities or to enter into new arrangements with third parties to perform those activities on favorable terms. In addition, third parties may have significant control or influence over important aspects of the commercialization of our drug candidates, including market identification, marketing methods, pricing, composition of sales force and promotional activities. We may have limited control over the amount and timing of resources that a third party devotes to our products and may be unable to prevent any third party from pursuing alternative products that could result in the development of products that compete with our products, or their withdraw of support for our programs. Further, any internal capabilities or third party arrangements may not be successful. Our business may never achieve profitability if we fail to establish or maintain a sales force and marketing, sales and distribution capabilities.

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BECAUSE WE DEPEND ON THIRD PARTIES FOR THE DISCOVERY AND DEVELOPMENT OF DRUG
CANDIDATES, WE MAY NOT SUCCESSFULLY ACQUIRE ADDITIONAL DRUG CANDIDATES OR DEVELOP OUR CURRENT DRUG CANDIDATES.

         We do not currently intend to engage in drug discovery. Our strategy for obtaining additional drug candidates is to utilize the relationships of our management team and scientific consultants to identify drug candidates for in-licensing from companies, universities, research institutions and other organizations. We may not succeed in acquiring additional drug candidates on acceptable terms or at all.

         Because we have engaged and intend to continue to engage third party contract research organizations and other third parties to help us develop our drug candidates, many important aspects of our drug development programs have been and will continue to be outside of our direct control. In addition, the contract research organizations may not perform all of their obligations under arrangements with us. If the contract research organizations do not perform clinical trials in a satisfactory manner or breach their obligations to us, the development and commercialization of any drug candidate may be delayed or precluded.

BECAUSE WE MAY NOT BE ABLE TO ATTRACT AND RETAIN KEY PERSONNEL AND ADVISORS, WE MAY NOT SUCCESSFULLY DEVELOP OUR DRUG CANDIDATES OR ACHIEVE OUR OTHER BUSINESS OBJECTIVES.

         We are highly dependent on our senior management and scientific staff. The loss of the services of any member of our senior management or scientific staff may significantly delay or prevent the achievement of product development and other business objectives. In order to pursue our drug development programs and marketing plans, we will need to hire additional qualified scientific and management personnel. Competition for qualified individuals is intense and we face competition from numerous pharmaceutical and biotechnology companies, universities and other research institutions. If we are not able to attract and retain these individuals we may not be able to successfully commercialize our drug candidates.

HEALTH CARE REFORM MEASURES AND THIRD PARTY REIMBURSEMENT PRACTICES ARE UNCERTAIN AND MAY DELAY OR PREVENT THE COMMERCIALIZATION OF OUR DRUG CANDIDATES.

         The efforts of governments and third party payors to contain or reduce the cost of health care will continue to affect the business and financial condition of drug companies. A number of legislative and regulatory proposals to change the health care system have been considered in recent years. In addition, an increasing emphasis on managed care in the United States has and will continue to increase pressure on drug pricing. Legislative or regulatory proposals or changes in managed care systems may be adopted that may have a negative effect on our business. The announcement and/or adoption of proposals could have an adverse effect on our ability to earn profits and financial condition. Sales of prescription drugs depend significantly on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. These third party payors frequently require that drug companies give them predetermined discounts from list prices, and they are increasingly challenging the prices for medical products and services. Present combination treatment regimens for the treatment of HIV are expensive and costs may increase as new combinations are developed. These costs have resulted in limitations in the reimbursement available from third party payors for the treatment of HIV infection, and we expect these limitations will continue in the future.

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Third party payors may not consider products we may bring to the market cost effective and may not reimburse the consumer sufficiently to allow us to sell our products on a profitable basis.

IF OUR DRUG CANDIDATES DO NOT ACHIEVE MARKET ACCEPTANCE, OUR BUSINESS MAY NEVER ACHIEVE PROFITABILITY.

         Our success will depend on the market acceptance of any products we develop. The degree of market acceptance will depend on a number of factors, including:

         o    the receipt and scope of regulatory approvals,
         o the establishment and demonstration in the medical community of the safety and effectiveness of our products and their potential advantages over existing treatment methods, and
         o    reimbursement policies of government and third party payors.

         Physicians, patients, payors or the medical community in general may not accept or utilize any product that we may develop.

WE MAY NOT HAVE ADEQUATE INSURANCE PROTECTION AGAINST PRODUCT LIABILITY.

         Our business exposes us to potential product liability risks that are inherent in the testing of drug candidates and the manufacturing and marketing of drug products and we may face product liability claims in the future. We currently have only limited product liability insurance. We may be unable to maintain our existing insurance and/or obtain additional insurance in the future at a reasonable cost or in sufficient amounts to protect against potential losses. A successful product liability claim or series of claims brought against us could require us to pay substantial amounts that would decrease our profitability, if any.

WE MAY INCUR SUBSTANTIAL COSTS RELATED TO OUR USE OF HAZARDOUS MATERIALS.

         We use hazardous materials, chemicals, viruses and various radioactive compounds in our drug development programs. Although we believe that our handling and disposing of these materials comply with state and federal regulations, the risk of accidental contamination or injury still exists. We could be held liable for any damages or fines that result from any accidental contamination or injury and the liability could exceed our resources.

OUR CONTROLLING STOCKHOLDERS MAY MAKE DECISIONS YOU DO NOT CONSIDER TO BE IN YOUR BEST INTEREST.

         As of August 31, 2002, our directors, executive officers and their affiliates, excluding Warburg Pincus Private Equity VIII, L.P., Warburg Pincus, owned approximately 11.1% of our outstanding common stock. Warburg Pincus owned approximately 30.4% of our outstanding common stock. In addition, Abbott owned approximately 10.3% of our outstanding common stock. For so long as Warburg Pincus continues to own at least 5,846,222 shares of our common stock and at least 10% of our outstanding common stock, Warburg Pincus has the right to participate in any sales of equity securities by Triangle, other than sales in connection with a registered underwritten offering, a merger or similar transaction or a stock option or similar plan, in proportion to the percentage of all outstanding securities of Triangle held by Warburg Pincus at the time of the transaction. Warburg Pincus has the right to designate two people to serve as members of our board of directors. As a result, our controlling stockholders are able to

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significantly influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership could also delay or prevent a change in control of Triangle that may be favored by other stockholders.

THE MARKET PRICE OF OUR STOCK MAY FALL AS A RESULT OF MARKET VOLATILITY AND FUTURE DEVELOPMENTS IN OUR INDUSTRY.

         The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

         o announcements of the results of clinical trials by us or our competitors,
         o announcements of the timing of regulatory submissions and/or approvals by us or our competitors,
         o    developments with respect to patents or proprietary rights,
         o announcements of technological innovations by us or our competitors,
         o announcements of new products or new contracts by us or our competitors,
         o actual or anticipated variations in our operating results, including targeted cash usage, due to the level of development expenses and other factors,
         o changes in financial estimates by securities analysts and whether our earnings meet or exceed analysts' estimates,
         o    conditions and trends in the pharmaceutical and other industries,
         o    new accounting standards,
         o general economic, political and market conditions and other factors,
         o low transaction volume due to high concentrations of ownership, and
         o the occurrence of any of the risks described in these "Risk and Uncertainties."

         In the past, following periods of volatility in the market price of the securities of companies in our industry, securities class action law suits have often been brought against those companies. If we face litigation in the future, it would result in substantial costs and a diversion of management attention and resources, which would negatively impact our business.

APPROXIMATELY 35,000,000 SHARES OF OUR COMMON STOCK MAY BE SOLD WITHOUT RESTRICTION AND APPROXIMATELY 35,300,000 SHARES ARE REGISTERED FOR SALE. SALES OF A LARGE NUMBER OF OUR SHARES MAY CAUSE OUR STOCK PRICE TO FALL EVEN IF OUR BUSINESS IS DOING WELL.

         If our stockholders sell a substantial number of shares of our common stock in the public market, the market price of our common stock could decline. As of August 31, 2002, there were 76,894,883 shares of common stock outstanding, of which approximately 35,000,000 were immediately eligible for resale in the public market without restriction. Holders of approximately 41,900,000 shares have rights to cause us to register their shares for sale to the public. We have filed registration statements to register the sale of approximately 35,300,000 of these shares.

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


         Declines in our stock price might harm our ability to issue equity or secure other types of financing arrangements. The price at which we issue shares is generally based on the market price of our common stock and a decline in our stock price would result in our needing to issue a greater number of shares to raise a given amount of funds or acquire a given amount of goods or services. For this reason, a decline in our stock price might also result in increased ownership dilution to our stockholders.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD DELAY OR PREVENT A CHANGE IN MANAGEMENT OR A TAKEOVER ATTEMPT THAT YOU CONSIDER TO BE IN YOUR BEST INTEREST.

         We have adopted a number of provisions that could deter an acquisition of Triangle which was not approved by our board of directors. We have adopted a preferred stock purchase rights plan, commonly referred to as a "poison pill." The rights plan is intended to deter an attempt to acquire Triangle in a manner or on terms not approved by the board of directors. The rights plan will not prevent an acquisition of Triangle which is approved by the board of directors. Our charter authorizes the board of directors to determine the terms of any shares of undesignated preferred stock and issue them without stockholder approval. The issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, voting control of Triangle.

         Provisions in our charter and bylaws, as well as some provisions of Delaware law could delay or prevent the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving Triangle, even if the events could be beneficial to our stockholders. For example, our bylaws divide the board of directors into three classes of directors with each class serving a three-year term, stockholders may not call a special meeting, and vacancies on the board of directors may only be filled by a vote of the directors then in office. These provisions could also limit the price that investors might be willing to pay for our common stock.

III.     FORWARD-LOOKING STATEMENTS

         This prospectus, any prospectus supplement and the documents we incorporate by reference contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this prospectus or incorporated by reference, other than statements of historical facts, are forward-looking statements. We generally identify forward-looking statements using the words "anticipate," "believe," "estimate," "plan," "project," and similar expressions in this document. Because these statements reflect our current views concerning future events, these statements involve risks and uncertainties and are based on our assumptions. If one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those contained in these forward looking statements. We have outlined risks we can identify under "Risk Factors," which may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, future results, levels of activity, performance or achievements may vary significantly

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from our expectations. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results unless required by law.

IV.      ABOUT THIS PROSPECTUS

                  This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may offer, from time to time in one or more offerings, up to $80,000,000 aggregate purchase price of shares of our common stock and preferred stock. This prospectus provides you with a general description of the common stock and preferred stock. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the offering. We may also add, update or change information contained in this prospectus with the prospectus supplement.

V.       USE OF PROCEEDS

         Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of our securities covered by the registration statement of which this prospectus is a part to fund our development programs, our sales and marketing efforts and for general corporate purposes.

         The actual amount of net proceeds we spend on a particular use will depend on many factors including the amount of our future revenues, our future capital expenditures, and cash required by operations. Since some of these factors may be beyond our control, we will retain broad discretion in the use of net proceeds.

VI.      SECURITIES WE MAY OFFER

         We may offer shares of common stock or shares of preferred stock, or a combination of the two, either individually or as units consisting of one or more securities. We may offer up to $80,000,000 of securities under this prospectus. If we offer securities as units, we will describe the terms of the units in a prospectus supplement.

VII.     DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

         We describe below the common stock and preferred stock we may offer under this prospectus. The terms we summarize below will apply generally to any future common stock or preferred stock that we may offer. We will describe the particular terms of these securities in more detail in a prospectus supplement.

         Our authorized capital stock consists of 185,000,000 shares. Those shares consist of 175,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The only equity securities currently outstanding are shares of common stock. As of August 31, 2002, there were 76,894,883 shares of common stock outstanding, no shares of preferred stock outstanding, but 1,200,000 shares of Series B Junior Participating Preferred Stock were authorized and reserved for issuance under the rights plan described below.

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         COMMON STOCK

         We are authorized to issue 175,000,000 shares of common stock. Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After we satisfy any dividend rights of holders of any preferred stock, we will pay holders of common stock any dividend declared by our board of directors out of funds legally available for that purpose. After we pay liquidation preferences to holders of any preferred stock, we will pay to holders of common stock, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock have no preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of the offerings described in this registration statement will be, fully paid and non-assessable. In the future, we may designate and issue shares of a series of preferred stock with rights, preferences and privileges senior to those of our common stock. We have not paid dividends on our common stock to date.

         Our common stock is listed on the Nasdaq National Market under the symbol "VIRS."

         This summary is not complete and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus. We have also filed our certificate of incorporation and our bylaws with the Securities and Exchange Commission and have incorporated by reference these documents as exhibits to the registration statement, of which this prospectus is a part. You should read our certificate of incorporation and our bylaws for additional information before you buy any of our common stock. See "Where You Can Find More Information."

         PREFERRED STOCK

         We are authorized to issue, without stockholder approval, up to 10,000,000 shares of preferred stock. Our board of directors may issue the preferred stock in one or more series and fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including:

         o    dividend rights;

         o    conversion rights;

         o    voting rights;

         o    redemption rights and terms of redemption;

         o    sinking fund provisions, if any;

         o    preemptive rights; and

         o    liquidation preferences.

         Our board of directors may fix the number of shares constituting any series and the designations of these series. We have issued rights that are in some cases exercisable for shares of our junior participating preferred stock. See "-- Rights Agreement."

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         We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series by a certificate of designation relating to each series. We will specify the terms of the preferred stock in a prospectus supplement, including:

         o the maximum number of shares in the series and the distinctive designation;

         o    the price at which the shares will be offered;

         o    the terms on which dividends will be paid, if any;

         o    the terms on which the shares may be redeemed, if at all;

         o    the liquidation preference, if any;

         o the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

         o the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

         o    any listing of the preferred stock on a securities exchange;

         o    the voting rights, if any, on the shares of the series; and

         o any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

         We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. We urge you to read the applicable certificate of designation and the description in the prospectus supplement. We will describe in the prospectus supplement the U.S. federal income tax consequences relating to the preferred stock.

         Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

POSSIBLE ANTI-TAKEOVER EFFECTS

         We have adopted a number of provisions that could deter an acquisition of Triangle which was not approved by our board of directors. We have adopted a preferred stock purchase rights plan, commonly referred to as a "poison pill." The rights plan is intended to deter an attempt to acquire Triangle in a manner or on terms not approved by the board of directors. The rights plan will not prevent an acquisition of Triangle which is approved by the board of directors. Our charter authorizes the board of directors to determine the terms of any shares of undesignated preferred stock and issue them without stockholder approval. The issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, voting control of Triangle.

         Provisions in our charter and bylaws, as well as some provisions of Delaware law could delay or prevent the removal of incumbent directors and could make more difficult a merger,

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


tender offer or proxy contest involving Triangle, even if the events could be beneficial to our stockholders. For example, our bylaws divide the board of directors into three classes of directors with each class serving a three-year term. Having three classes of directors, with each class elected in different years, makes it more difficult for stockholders to change the composition of our board of directors in less than three years. In addition, we may fill vacancies resulting from newly created directorships by the vote of a majority of the directors then in office.

         In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock.

         These provisions could have the effect of delaying, deferring or preventing a change in control of our company or reducing the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions could also limit the price that investors might be willing to pay for our common stock.

RIGHTS AGREEMENT

         Our board of directors has adopted a rights plan. As a result, we issued one preferred share purchase right for each outstanding share of common stock. We will issue one preferred share purchase right for each additional share of common stock that we issue. The rights become exercisable on the earlier of the day of a public announcement that a person or group has acquired beneficial ownership of 15% or more of our outstanding common stock or 10 days after the announcement or commencement of a tender or exchange offer which would result in such ownership, though Warburg Pincus Private Equity VIII, L.P. is permitted to hold a greater percentage without causing the rights to become exercisable. A holder of a right that becomes exercisable may purchase one one-thousandth of a share of our junior participating preferred stock, par value $.001 per share, at a price of $100.00 per one one-thousandth of a share, subject to adjustment.

         If any person exceeds the ownership limit under the rights plan, the board of directors could exchange each right for that number of shares of common stock obtained by dividing the purchase price of each right by the then current market price per one one-thousandth of a share of Series B Junior Participating Preferred Stock on the earlier of (i) the date on which that person exceeded the ownership limit and (ii) the date on which a tender or exchange offer was announced. After the rights become exercisable, if we are acquired through a merger or other business combination transaction or 50% or more of our assets or earning power is sold, a holder of a right may purchase, for the exercise price, common stock of the acquiring company having a market value of twice the exercise price.

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


         The rights expire on February 16, 2009, unless we redeem or exchange the rights before that time. The purchase price payable and the shares of preferred stock issuable upon exercise of the rights are subject to adjustment as described in the rights agreement. In addition, our board may redeem the rights, at $0.001 per right at any time prior to the rights becoming exercisable.

         Shares of this preferred stock, when issued upon exercise of the rights, will be non-redeemable and will rank junior to all series of any other class of preferred stock. Because of the nature of the dividend, liquidation preference, voting rights and the value of the Series B Junior Participating Preferred Stock, each one one-thousandth of a share of the Series B Junior Participating Preferred Stock purchasable on the exercise of each right should approximate the value of one share of our common stock.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York, New York. The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

VIII.    PLAN OF DISTRIBUTION

         We may sell our securities in one or more transactions, directly to purchasers or through underwriters or dealers, through agents, or through a combination of these methods. We may offer our securities at a fixed price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will describe the terms of the offering of the securities in a prospectus supplement, including:

        -    the name or names of any underwriters, dealers or agents, if any;

        - the material terms of the distribution, including the type of securities and the number of shares sold, the purchase price and the proceeds we will receive from the sale;

        - any underwriting discounts and other items constituting compensation to be received by the underwriters, dealers or agents;
        -    any initial public offering price;

        - the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws;

        - the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the securities; and

        - any securities exchange or market on which the securities may be listed.

         Only underwriters we name in a prospectus supplement are underwriters of the securities offered by that prospectus supplement.

         If we use underwriters in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

            If we use dealers in an offering of our securities, we will sell the securities to the dealers as principals. The dealers then may resell the shares to the public at varying prices which they determine at the time of resale.

         We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

         We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

         We may also sell securities directly to one or more purchasers, including institutional investors, without using agents or underwriters.

         Dealers, agents and underwriters named in a prospectus supplement may be deemed to be "underwriters" of the securities described in a prospectus supplement, as that term is defined in the Securities Act. We may provide dealers, agents, and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the dealers, agents or underwriters may make with respect to such liabilities. Dealers, agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

         To facilitate an underwritten offering of our securities, persons participating in the underwritten offering may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. This may include over-allotments of the securities. Over-allotments involve the sale by persons participating in the offering of more securities than we have sold to them. In such circumstances, these persons would cover over-allotments by purchasing our securities in the open market or by exercising any over-allotment options they may have. In addition, such persons may stabilize or maintain the price of our securities by bidding for or purchasing our securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed securities they sell are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. These activities are not required and, if commenced, may discontinue at any time.

         Unless otherwise specified in the applicable prospectus supplement, the preferred stock will be a new issue with no established trading market. We may elect to list the preferred stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of our preferred stock, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be an active trading market for any of the preferred stock.

IX.      LEGAL MATTERS

         Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina, will provide us its opinion as to the legality of the securities.

X.       EXPERTS

         The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

XI.      WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3. This prospectus does not contain all of the information contained in the registration statement, portions of which have been omitted. We also file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the Securities and Exchange Commission's website at http://www.sec.gov.

XII.     INFORMATION INCORPORATED BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is complete.

         1. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 filed on May 10, 2002;

         2. Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002 filed on August 13, 2002;

         3. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed on March 25, 2002, including information in our Definitive Proxy Statement in connection with our 2002 Annual Meeting of Stockholders;

         4. Our Current Reports on Form 8-K filed May 2, 2002, July 31, 2002, August 6, 2002, August 13, 2002, August 28, 2002,
                  September 19, 2002, September 23, 2002 and September 24, 2002; and

         5. The description of our common stock contained in our Registration Statements on Form 8-A filed October 18, 1996, February 10, 1999, June 18, 1999, August 24, 2001 and July 31,
                  2002.

         The reports and other documents that we file after the date of this prospectus will update and supersede the information in this prospectus.

         We will provide a copy of these filings, at no cost, if you so request by writing or telephoning us at:

                      Triangle Pharmaceuticals, Inc.
                      4611 University Drive
                      P.O. Box 50530
                      Durham, North Carolina, 27717
                      (919) 493-5980
                      Attn:  General Counsel

                                                   TRIANGLE
                                             PHARMACEUTICALS, INC.

                                                 COMMON STOCK
                                                PREFERRED STOCK

                                         -----------------------------
                                                   PROSPECTUS
                                         -----------------------------

                                             _________________, 2002

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates, except for the registration fee.

        Registration Fee.......................................                   $ 7,360
        Printing and engraving expenses........................                    10,000
        Legal fees and expenses................................                    25,000
        Accounting fees and expenses...........................                     5,000
        Transfer Agent and Registrar Fees......................                    10,000
        Miscellaneous Expenses.................................                    12,640
                                                                            -------------------
                 TOTAL.........................................                   $70,000
                                                                            -------------------
                                                                            -------------------

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 145 of the Delaware General Corporation Law permits indemnification of officers and directors of Triangle under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against the person and incurred by him or her in his or her capacity as an officer or director, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against the liability under the provisions of Section 145 of the Delaware General Corporation Law.

         Article VII, Section (1) of the Restated Bylaws of Triangle provides that Triangle shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Triangle (or was serving at Triangle's request as a director or officer of another corporation) shall be paid by Triangle in advance of the final disposition of the action, suit or proceeding on receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately be determined that he or she is not entitled to be indemnified by Triangle as authorized by the relevant section of the Delaware General Corporation Law.

         As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article 5, Section (a) of Triangle's Second Restated Certificate of Incorporation provides that a director of Triangle shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Triangle or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware

General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

         Triangle has entered into indemnification agreements with its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Under such indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to Triangle (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by Triangle or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for Triangle to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to Triangle copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances on a final judicial decision that he or she is not entitled to indemnification.

         The Registrant has an insurance policy covering the directors and officers of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16.  EXHIBITS.

                  The following documents, unless otherwise indicated, are filed with and made a part of this registration statement:



         EXHIBIT NO.            DESCRIPTION
         -----------            -----------
         1.1                    Form of Underwriting Agreement will be filed by
                                amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange
                                Act.
         4.1                    Second Restated Certificate of Incorporation of
                                Triangle Pharmaceuticals filed as Exhibit 3.2 to the Registration Statement on Form S-1 filed
                                September 9, 1996.
         4.2                    Certificate of Amendment to Second Restated
                                Certificate of Incorporation of Triangle
                                Pharmaceuticals filed as Exhibit 4.1 to the Current Report on Form 8-K filed October 10,
                                2001.
         4.3                    Restated Bylaws of Triangle Pharmaceuticals
                                filed as Exhibit 3.4 to the Registration
                                Statement on Form S-1 filed September 9, 1996.
         4.4                    Rights Agreement, dated February 1, 1999 as
                                amended on June 2, 1999, August 24, 2001 and
                                July 30, 2002, between Triangle Pharmaceuticals,
                                Inc. and American Stock Transfer & Trust

                                Company filed as Exhibits 4 and 4.1,
                                respectively, to the Current Reports on Form
                                8-K, filed February 10, 1999 and August 24,
                                2001 and as Exhibit 1 to each Form 8-A12G/A filed June 18, 1999 and July 31, 2002.
         4.5                    Form of Common Stock Certificate filed as
                                Exhibit 4.1 to the Registration Statement on
                                Form S-1 filed September 9, 1996.
         4.6 Form of Preferred Stock Certificate will be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.
         4.7 Form of Certificate of Designation with respect to Preferred Stock will be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.
         5.1 Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
         23.1                   Consent of PricewaterhouseCoopers LLP,
                                Independent Accountants.
         23.2 Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P is contained in
                                Exhibit 5.1.
         24.1 Powers of Attorney. Reference is made to pages II-5 and II-6 of the Registration Statement on Form S-3 filed on September 24, 2002.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
              (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum offering price, set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Commission by the registrant under Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on the 24th day of September, 2002.

                                     TRIANGLE PHARMACEUTICALS, INC.

                                     By: /s/ Daniel G. Welch
                                         ---------------------------------------
                                         Daniel G. Welch
                                         Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Daniel G. Welch and R. Andrew Finkle, and each of them acting individually, as his attorney-in-fact, each with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), to sign any related abbreviated registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purpose as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

      SIGNATURE                             TITLE                    DATE
      ---------                             -----                    ----
/s/ Daniel G. Welch               Chairman of the Board and      September 24,
----------------------------       Chief Executive Officer           2002
        Daniel G. Welch         (Principal Executive Officer)

/s/ Chris A. Rallis                         Director,            September 24,
----------------------------             President and               2002
        Chris A. Rallis             Chief Operating Officer

/s/ Robert F. Amundsen, Jr.       Executive Vice President and    September 24,
----------------------------            Chief Financial              2002
        Robert F. Amundsen, Jr.            Officer
                                   (Principal Accounting and
                                       Financial Officer)

/s/ Anthony B. Evnin                        Director              September 24,
----------------------------                                          2002
        Anthony B. Evnin

/s/ Standish M. Fleming                     Director              September 24,
----------------------------                                          2002
        Standish M. Fleming

/s/ Dennis B. Gillings                      Director              September 24,
----------------------------                                          2002
        Dennis B. Gillings

/s/ Henry G. Grabowski                      Director              September 24,
----------------------------                                          2002
        Henry G. Grabowski

/s/ Stewart J. Hen                          Director              September 24,
----------------------------                                          2002
        Stewart J. Hen

/s/ Jonathan S. Leff                        Director              September 24,
----------------------------                                          2002
        Jonathan S. Leff

/s/ George McFadden                         Director              September 24,
----------------------------                                          2002
        George McFadden

                                  EXHIBIT INDEX


         EXHIBIT NO.            DESCRIPTION
         -----------            -----------

         1.1 Form of Underwriting Agreement will be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

         4.1 Second Restated Certificate of Incorporation of Triangle Pharmaceuticals filed as Exhibit 3.2 to the Registration Statement on Form S-1 filed September 9, 1996.

         4.2 Certificate of Amendment to Second Restated Certificate of Incorporation of Triangle Pharmaceuticals filed as Exhibit 4.1 to the Current Report on Form 8-K filed October 10, 2001.

         4.3 Restated Bylaws of Triangle Pharmaceuticals filed as Exhibit 3.4 to the Registration Statement on Form S-1 filed September 9, 1996.

         4.4 Rights Agreement, dated February 1, 1999 as amended on June 2, 1999, August 24, 2001 and July 30, 2002, between Triangle Pharmaceuticals, Inc. and American Stock Transfer & Trust Company filed as Exhibits 4 and 4.1, respectively, to the Current Reports on Form 8-K, filed February 10, 1999 and August 24, 2001 and as Exhibit 1 to each Form 8-A12G/A filed June 18, 1999 and July 31, 2002.

         4.5                    Form of Common Stock Certificate filed as
                                Exhibit 4.1 to the Registration Statement on
                                Form S-1 filed September 9, 1996.

         4.6 Form of Preferred Stock Certificate will be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

         4.7 Form of Certificate of Designation with respect to Preferred Stock will be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

         5.1 Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

         23.1                   Consent of PricewaterhouseCoopers LLP,
                                Independent Accountants.

         23.2 Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P is contained in
                                Exhibit 5.1.

         24.1 Powers of Attorney. Reference is made to pages II-5 and II-6 of the Registration Statement on Form S-3 filed on September 24, 2002.